Exhibit 10.1

TAX MATTERS AGREEMENT

by and between

AUTOMATIC DATA PROCESSING, INC.

and

CDK GLOBAL, INC.

Dated as of [—], 2014

i

ii

TAX MATTERS AGREEMENT dated as of September 30, 2014 (this “Agreement”) by and between Automatic Data Processing, Inc., a Delaware corporation (“ADP”) and CDK Global, Inc., a Delaware corporation whose sole shareholder is ADP (“Dealer” and, together with ADP, each, a “Party” and collectively, the “Parties”).

WHEREAS, as of the date of this Agreement, the ADP affiliated group includes Dealer and its Subsidiaries;

WHEREAS, the Parties (or their predecessors-in-interest) have entered into the Separation Agreement, pursuant to which ADP has contributed to Dealer the stock and assets associated with the Dealer Business (as defined herein) in exchange for shares of common stock of Dealer, cash and the assumption by Dealer of certain liabilities related to the Dealer Business (the “Contribution”);

WHEREAS, ADP intends to distribute on a pro rata basis to its shareholders all of the shares of stock of Dealer (the “Distribution”);

WHEREAS, the Parties believe the Distribution will provide greater flexibility for management, capital requirements and growth of the Dealer Business while ensuring that ADP senior management can focus its time and resources on the development of the ADP retained businesses;

WHEREAS, the Parties intend that the Contribution and Distribution qualify as a “reorganization” under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), with respect to which no gain or loss is recognized under Code Sections 361 and 355;

WHEREAS, as a result of and upon the Distribution, Dealer and its Subsidiaries will cease to be members of the ADP Group; and

WHEREAS, the Parties desire to allocate the Tax responsibilities, liabilities and benefits of transactions that occur on or prior to, and that may occur after, the date on which the Distribution occurs (the “Distribution Date”) and to provide for and address certain other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties (each on behalf of itself and each of its Affiliates) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All Section and Exhibit references are to this Agreement unless otherwise stated.

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Active Trade or Business” means the active conduct by Dealer of the businesses conducted by the members of the Dealer Group as of the Distribution (determined in accordance with Code Section 355(b)), which shall include, for the avoidance of doubt, the businesses conducted by the ATB Entities.

“Adjustment Request” means any formal or informal claim or request filed with any governmental authority for any Refund, underpayment or overpayment of Tax or any change in available Tax Attributes.

“ADP” has the meaning set forth in the recitals.

“ADP Amalco” has the meaning assigned to such term in the definition of Canadian Restructuring.

“ADP Business” means all businesses and operations of the ADP Group, other than the Dealer Business.

“ADP Consolidated Group” means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which ADP is the common parent prior to the Distribution Date.

“ADP Employee” means an employee of ADP or any ADP Affiliate immediately after the Distribution.

“ADP Group” means ADP and each Person that will be a direct or indirect Subsidiary of ADP immediately after the Distribution and each Person that is or becomes a member of the ADP Group after the Distribution, including any Person that is or was merged into ADP or any such direct or indirect Subsidiary, and each other Person that would have been included in the ADP Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b) of the Separation Agreement.

“ADP Restricted Stock” means ADP common stock received by an ADP Employee in connection with his or her employment, which restricted stock unit has not yet been settled as of the Distribution Date.

“ADP Restricted Stock Unit” means an ADP restricted stock unit received by an ADP Employee in connection with his or her employment, which stock has not yet been included in the income of such ADP Employee as of the Distribution Date.

“ADP Stock Option” means an Option to acquire ADP common stock received by an ADP Employee in connection with his or her employment, which Option has not yet been exercised as of the Distribution Date.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the recitals.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“APA” means the advance pricing agreement currently being negotiated, as such agreement is finally agreed, or any similar agreement (including any related competent authority agreement for pre-APA years) that is finally agreed, among ADP Amalco, ADP and the United States Subsidiaries of ADP, with the Internal Revenue Service and the Canada Revenue Agency (including any competent authority for the United States or Canada) relating to the pricing of services and software that ADP and its United States Subsidiaries (both in the Dealer Business and in the ADP Business) provide to ADP Amalco and its Subsidiaries. For the avoidance of doubt, the APA shall not apply to Dealer or any Subsidiary of Dealer for any period or portion thereof beginning from and after the Separation.

“ATB Entities” means the entities listed on Schedule A.

“Balance Sheet” has the meaning set forth in Section 2.01(a).

“Butterfly Transactions” means each of the transactions involving ADP, Dealer and the other applicable parties specifically set out in the Canadian Tax Ruling.

“Canadian Restructuring” means the amalgamation under the Laws of Nova Scotia, Canada, of ADP Canada Holding Co., a corporation incorporated pursuant to the laws of Nova Scotia, and ADP Canada Co./Compagnie ADP Canada, a corporation amalgamated pursuant to the laws of Nova Scotia to form “ADP Amalco”, followed by the transfer of the Dealer Business conducted directly or indirectly by ADP Amalco from ADP Amalco to a new Canadian company that will be transferred to a second newly formed Canadian company that will be a Subsidiary of, and treated for United States federal income tax purposes as disregarded from, Dealer in a transaction intended to qualify as a tax-free spin-off pursuant to Sections 368(a)(1)(D) and 355 of the Code and as tax-free pursuant to paragraph 55(3)(b) of the Income Tax Act (Canada).

“Canadian Tax Ruling” means the advance income tax ruling issued by the CRA (whether granted prior to, on or after the date hereof) relating to the Butterfly Transactions and includes all supplemental rulings, requests for rulings, information and legal submissions and exhibits to the foregoing.

“Canadian Tax-Free Status” means the Canadian federal and provincial income tax position of the applicable parties relating to the Butterfly Transactions that would arise on the assumptions that (i) each of the rulings and opinions provided in the Canadian Tax Ruling applied to determine such income tax position of the applicable parties and (ii) the requisite conditions for such rulings and opinions as set out in the Canadian Tax Ruling were satisfied.

“Code” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in the recitals.

“CRA” means the Canada Revenue Agency.

“Dealer” has the meaning set forth in the recitals.

“Dealer Assets” has the meaning set forth in the Separation Agreement.

“Dealer Business” has the meaning set forth in the Separation Agreement.

“Dealer Capital Stock” means (i) all classes or series of capital stock of Dealer, including common stock and all other instruments treated as equity in Dealer for U.S. federal Income Tax purposes and (ii) all options, warrants and other rights to acquire such capital stock.

“Dealer Cash” means the cash amounts which are distributed to ADP in one or more transactions intended to qualify as tax-free pursuant to Section 361(b) of the Code.

“Dealer Employee” means an employee of Dealer or an employee of any member of the Dealer Group immediately after the Distribution.

“Dealer Group” means Dealer and each Person that will be a direct or indirect Subsidiary of Dealer immediately prior to the Distribution (but after giving effect to the Restructuring) and each Person that is or becomes a member of the Dealer Group after the Distribution, including any Person that is or was merged into Dealer or any such direct or indirect Subsidiary, and each other Person that would have been included in the Dealer Group in connection with the Restructuring but for the delayed transfers required by Section 2.3(b) of the Separation Agreement.

“Dealer Restricted Stock” means Dealer common stock received by a Dealer Employee in connection with his or her employment, which stock has not yet been included in the income of such Employee as of the Distribution Date.

“Dealer Restricted Stock Unit” means a Dealer restricted stock unit received by a Dealer Employee in connection with his or her employment, which stock has not yet been included in the income of such Dealer Employee as of the Distribution Date.

“Dealer Stock Option” means an Option to acquire Dealer common stock received by a Dealer Employee in connection with his or her employment, which Option has not yet been exercised as of the Distribution Date.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the recitals.

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction; (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the Taxing Authority imposing the Tax; (iv) a final settlement resulting from a competent authority determination; or (v) any other final disposition, including by mutual agreement of the parties or by reason of the expiration of the applicable statute of limitations or period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Gain Recognition Agreement” means any agreement to recognize gain that is described in Treasury Regulation Section 1.367(a)-8 and entered into in connection with the Transactions and to which any member of the ADP Group or the Dealer Group is a party.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NASDAQ.

“Group” means the ADP Group and/or the Dealer Group, as the context requires.

“Income Taxes” means all federal, state, local, and foreign income or franchise Taxes or other Taxes based on income or net worth.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“Indemnitee” has the meaning set forth in Section 5.01.

“IRS” means the U.S. Internal Revenue Service.

“Joint Return” means any Return that includes both a member of the ADP Group and a member of the Dealer Group.

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“NASDAQ” means the NASDAQ Global Select Market.

“New CanCo 2” has the meaning assigned to such term in Section 2.10(a).

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including non-qualified stock options, discounted non-qualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Other Taxes” means all Taxes other than Income Taxes, including (but not limited to) transfer, sales, use, payroll, property, and unemployment Taxes.

“Past Practices” has the meaning set forth in Section 3.03(a).

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Post-Distribution Tax Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Tax Period” means any taxable period (or portion thereof) ending on or before the close of the Distribution Date.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.02(b)(i).

“Refund” means any cash refund of Taxes or reduction of Taxes by means of credit, deduction, offset or otherwise.

“Reportable Transaction” means a reportable or listed transaction as defined in Section 6011 of the Code or the Treasury Regulations promulgated thereunder, other than a loss transaction as defined in Treasury Regulations Section 1.6011-4(b)(5).

“Restricted Period” means the period beginning on the date of this Agreement and ending on, and including, the last day of the two-year period following the Distribution Date.

“Restructuring” has the meaning assigned to such term in the Separation Agreement.

“Ruling” means all private letter rulings granted by the IRS, the CRA or any other taxing authority relating to the Transactions (whether granted prior to, on or after the date hereof), requests for such rulings, including all supplemental ruling requests and information submissions, and any exhibit to any of the foregoing.

“Satisfactory Guidance” means either a ruling from the IRS (or the CRA in respect of Section 4.04) or an Unqualified Tax Opinion, at the election of Dealer, in either case reasonably satisfactory to ADP in both form and substance, including with respect to any underlying assumptions or representations. Satisfactory Guidance shall not include an Unqualified Tax Opinion with respect to which ADP’s counsel, of recognized national standing, provides an opinion to ADP that the conclusions in such Unqualified Tax Opinion are not free from doubt. For the avoidance of doubt, this definition is intended to allow ADP to prevent Dealer from taking the action that is the subject of a ruling from the IRS or an Unqualified Tax Opinion, if ADP determines in good faith that there is any Tax risk to it from such action based upon either (1) any uncertainty concerning any underlying assumptions or representations in such ruling or opinion or (2) any legal uncertainty referred to in advice it receives from its counsel.

“Section 355 Entities” means the entities listed on Schedule B.

“Separation” means the separation of the Dealer Business and the ADP Business into two independent companies on the terms and subject to the conditions set forth in the Separation Agreement.

“Separate Return” means (i) in the case of the Dealer Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the ADP Group and (ii) in the case of the ADP Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Return) that does not include, for all or any portion of the relevant taxable period, any member of the Dealer Group.

“Separation Agreement” means the Separation and Distribution Agreement, as amended from time to time, by and between ADP and Dealer (or its predecessor-in-interest) dated as of [            , 2014].

“Straddle Period” means any taxable period beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Tax Advisor” means a U.S. Tax counsel or other Tax advisor of recognized national standing reasonably acceptable to both Parties.

“Tax Attributes” means earnings and profits, Tax basis, net operating and capital loss carryovers or carrybacks, alternative minimum Tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, Tax credits or credits against Tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods, all other items that are determined or computed on an affiliated group basis (as defined in Section 1504(a) of the Code determined without regard to the exclusion contained in Section 1504(b)(3) of the Code) or other consolidated, combined or unitary basis, and any other item of loss, deduction, or credit that could reduce a Tax liability.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Dispute” means any dispute arising in connection with this Agreement.

“Tax-Free Status” means the qualification of the Contribution and Distribution taken together as a transaction, (i) that is a “reorganization” described in Code Sections 355(a) and 368(a)(1)(D), (ii) in which the Dealer stock distributed is “qualified property” for purposes of Code Sections 355(c) and 361(c), (iii) in which no gain or loss will be recognized by ADP upon the receipt of the Dealer Cash from Dealer, (iv) in which ADP, Dealer and the shareholders of ADP recognize no income or gain for U.S. federal Income Tax purposes pursuant to Code Sections 355, 361 and 1032 and (v) that qualifies for tax-free treatment under comparable provisions of state, local and foreign law. For the avoidance of doubt, recognition of income or gain that relates to items described in Sections 2.03(c)(i)(A) or 2.04 or to intercompany items shall not cause the Distribution to fail to achieve Tax-Free Status.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

“Tax Opinions/Rulings” means (i) any Ruling and (ii) the opinions of Tax Advisors relating to the Transactions including, without limitation, those issued either at the time of the Distribution or to allow a Party to take actions otherwise prohibited under this Agreement.

“Tax Return” or “Return” means any return, filing, report, questionnaire, information statement, claim for Refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Taxes” means all forms of taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties or other additional amounts. For the avoidance of doubt, the term “Taxes” does not include amounts to be paid to any governmental authority pursuant to escheat law.

“Taxing Authority” means any governmental authority imposing Taxes.

“Transaction Taxes” means all (i) Taxes of any member of the ADP Group or the Dealer Group resulting from, or arising in connection with, the failure of the Contribution and the Distribution to have Tax-Free Status, (ii) Taxes of the type described in clause (i) of any third party for which any member of the ADP Group or the Dealer Group is or becomes liable, and (iii) reasonable out of pocket legal, accounting and other advisory and court fees in connection with liability for Taxes described in clauses (i) or (ii).

“Transactions” means the Contribution, the Distribution, the transactions contemplated by the Separation Agreement and any other transfer of assets (whether by contribution, sale or otherwise) between any member of the ADP Group and any member of the Dealer Group in connection with the Contribution or the Distribution.

“Transition Services Agreement” has the meaning set forth in the Separation Agreement.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by ADP. The Tax Advisor, in issuing its opinion, shall be permitted to rely on the validity and correctness, as of the date given, of any previously issued Tax Opinions/Rulings, unless such reliance would be unreasonable under the circumstances.

Section 1.02 General Interpretive Principles. (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (ii) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context otherwise requires and (v) references to a Person also refer to its predecessors and permitted successors and assigns.

ARTICLE II

PAYMENT OF TAXES

Section 2.01 Income Taxes.

(a) Except as provided in sections 2.02 and 2.04, ADP shall be responsible for all Income Taxes (i) of Dealer and its Affiliates for any Pre-Distribution Tax Period; (ii) of Dealer and its Affiliates for any Straddle Period, but only to the extent allocated to ADP pursuant to Section 2.05; or (iii) imposed under Treasury Regulation Section 1.1502–6 or under any comparable or similar provision of state, local or foreign laws or regulations on Dealer or an Affiliate solely as a result of such company being a member of a consolidated, combined, or unitary group with ADP or any ADP Affiliate during any Tax period, in each case to the extent in excess of amounts provided for in respect of such Income Taxes on the condensed combined balance sheet of Dealer, including the notes thereto, as of September 30, 2014 (the “Balance Sheet”).

(b) Dealer shall be responsible for all Income Taxes (i) of Dealer and its Affiliates which are not the responsibility of ADP pursuant to Section 2.01(a) (including Income Taxes for Post–Distribution Tax Periods of Dealer and its Affiliates); and (ii) of ADP and its Affiliates attributable to acts or omissions of Dealer or its Affiliates taken after the Distribution (other than acts or omissions in the ordinary course of business or otherwise contemplated by the Separation Agreement and Ancillary Agreements).

Section 2.02 Transaction Taxes.

(a) Dealer shall be liable, and shall indemnify the ADP Group, for any Transaction Taxes that are attributable to (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in Section 4.01 that relates to the Dealer Group; (ii) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in a letter or certificate that is provided by any member of the Dealer Group after the date hereof, and that forms the basis for the Tax Opinions/Rulings; (iii) any act or omission by the Dealer Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement; or (iv) any other act or omission by the Dealer Group after the date of this Agreement (except for acts disclosed in any Ruling request submitted to the IRS or the CRA prior to the date hereof or required by the Separation Agreement or any of the Ancillary Agreements), including any act or omission that would have resulted in Dealer being in breach of Section 4.02(b) but for the receipt by Dealer of a Ruling from the IRS or the CRA, an Unqualified Tax Opinion or a waiver.

(b) ADP shall be liable, and shall indemnify the Dealer Group, for any Transaction Taxes attributable to: (i) any inaccurate statement or representation of fact or intent (or omission to state a material fact) made (x) in Section 4.01 that relates to the ADP Group or (y) before the date hereof and that formed the basis for any Tax Opinions/Rulings; (ii) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in a letter or certificate that is provided by any member of the ADP Group after the date hereof and that forms the basis for the Tax Opinions/Rulings; (iii) any act or omission by the ADP Group after the date of this Agreement inconsistent with the covenants set forth in this Agreement; or (iv) any other act or omission (except for acts disclosed in any Ruling request submitted to the IRS prior to the date hereof or required by the Separation Agreement or any of the Ancillary Agreements) by the ADP Group.

(c) Liability for any Transaction Taxes described in both paragraphs (a) and (b) shall be shared by ADP and Dealer according to relative fault.

Section 2.03 Other Taxes.

(a) ADP shall be responsible for all Other Taxes attributable to ADP and its Affiliates (other than Dealer and its Affiliates) and to its business activities other than the Dealer Business, or resulting from the Transactions for all Pre–Distribution Tax Periods, Straddle Periods, and Post–Distribution Tax Periods.

(b) Dealer shall be responsible for all Other Taxes attributable to Dealer and its Affiliates, to the Dealer Business, or to any Dealer Asset, without duplication, for all Pre–Distribution Tax Periods, Straddle Periods, and Post–Distribution Tax Periods, including (1) all Other Taxes to the extent relating to, arising out of or resulting from any terminated, divested or discontinued business or operations of the Dealer Business; and (2) all Other Taxes to the extent relating to, arising out of or resulting from actions, inactions, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Distribution Date, in each case to the extent such Other Taxes relate to, arise out of or result from (w) any Dealer Asset, (x) the Dealer Business, (y) any service or function used by the Dealer Group at shared locations or (z) any service or function performed by any member of the ADP Group for (but not exclusively for) the Dealer Business.

(c) In each case the responsibilities of Section 2.03(a) and 2.03(b) shall be consistent with the principles described below:

(i) Transfer Taxes.

(A) The ADP Group shall be liable, and shall indemnify the Dealer Group, for any stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes imposed in connection with the Transactions.

(B) If business operations of an ADP entity are transferred to a Dealer entity as part of the Transactions, the transferee shall assume any and all liabilities for stamp, sales, use, gross receipts, value-added, real estate transfer and other transfer Taxes associated with such transferred operations (excluding any Taxes described in sub-clause (A) of this clause (i)) and will have sole responsibility for satisfying such liabilities.

(C) With respect to Refund claims pending on the Distribution Date involving any sales, use, gross receipts or other similar Taxes, (x) in the case of a Refund received by ADP and payable to Dealer pursuant to the terms hereof, the amount of such payment shall be net of all contingent fee expenses and Taxes paid by ADP and related to such Refund, or (y) in the event that Dealer receives a Refund directly from the relevant Taxing Authority, it shall reimburse ADP for all contingent fee expenses and Taxes paid by ADP with respect to such Refund. For the avoidance of doubt, Dealer shall not be liable for any contingent fee expenses or Taxes related to Refunds received prior to the Distribution Date.

(ii) Property Taxes. If property is transferred between legal entities, the transferee shall assume any and all liabilities for real and personal property Taxes associated with such transferred property and will have sole responsibility for satisfying such liabilities.

(iii) Payroll Taxes. Except as otherwise provided in the Transition Services Agreement, if an employee moves from one employer to another, the “new” employer shall assume any and all employment related Taxes attributable to such transferred employee and will have sole responsibility for satisfying such liabilities.

Section 2.04 Other Income Taxes. Without regard to anything to the contrary in this Article II, ADP shall be liable, and shall indemnify the Dealer Group, for all Taxes arising as a result of the Transactions from (i) excess loss accounts taken into account under Code Section 1502, (ii) Code Section 357(c) or (iii) Code Section 361(b), in each case, including under similar state and local law provisions. Any Taxes attributable to deferred intercompany gains that are triggered as a result of the Transactions shall be the responsibility of ADP and shall not be included in determining the Dealer Group’s Income Tax liability. To the extent there are adjustments to the amount of any deferred intercompany gain triggered as a result of the Distribution, ADP shall be responsible for paying the additional Tax associated with any increase in the amount of gain and shall also be entitled to a Refund attributable to any reduction of gain.

Section 2.05 Allocation of Certain Income Taxes and Income Tax Items.

(a) If ADP, Dealer or any of their respective Affiliates is permitted but not required under applicable U.S. federal, state, local or foreign Tax laws to treat the Distribution Date as the last day of a taxable period, then the Parties shall treat such day as the last day of a taxable period under such applicable Tax law, and shall file any elections necessary or appropriate to such treatment; provided that this Section 2.05(a) shall not be construed to require ADP to change its taxable year.

(b) Transactions occurring, or actions taken, on the Distribution Date but after the Distribution outside the ordinary course of business by, or with respect to, Dealer or any of its Affiliates shall be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502–76(b)(1)(ii)(B) (and under any comparable or similar provision under state, local or foreign laws or regulations, provided that if there is no comparable or similar provision under state, local or foreign laws or regulations, then the transaction will be deemed subject to the “next day rule” of Treasury Regulation Section 1.1502–76(b)(1)(ii)(B)) and as such shall for purposes of this Agreement be treated (and consistently reported by the Parties) as occurring in a Post–Distribution Tax Period of Dealer or a Dealer Affiliate, as appropriate.

(c) Any Taxes for a Straddle Period with respect to Dealer and/or its Affiliates (or entities in which Dealer and/or one of its Affiliates has an ownership interest) shall, for purposes of this Agreement, be apportioned between ADP and Dealer based on the portion of the period ending on and including the Distribution Date and the portion of the period beginning after the Distribution Date, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period). Any allocation of income or deductions required to determine any Income Taxes for a Straddle Period shall be made by means of a closing of the books and records of Dealer and its Affiliates as of the close of business on the Distribution Date; provided that (i) ADP may elect to allocate Tax Items (other than any extraordinary Tax Items) ratably in the month in which the Distribution occurs (and if ADP so elects, Dealer shall so elect) as described in Treasury Regulation Section 1.1502–76(b)(2)(iii) and corresponding provisions of state, local, and foreign Tax laws; and (ii) subject to (i), exemptions, allowances or deductions that are calculated on an annual basis, and not on a closing of the books method, (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Distribution Date and the period beginning after the Distribution Date based on the number of days for the portion of the Straddle Period ending on and including the Distribution Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Distribution Date, on the other hand.

(d) Tax Attributes determined on a consolidated or combined basis for taxable periods ending before or including the Distribution Date shall be allocated to ADP and its Affiliates, and Dealer and its Affiliates, in accordance with the Code and the Treasury Regulations (and any applicable state, local, or foreign law or regulation). ADP shall reasonably determine the amounts and proper allocation of such attributes, and the Tax basis of the assets and liabilities transferred to Dealer in connection with the Transactions, as of the Distribution Date; provided that Dealer shall be entitled to participate in such determination. ADP and Dealer agree to compute their Tax liabilities for taxable periods after the Distribution Date consistent with that determination and allocation, and treat the Tax Attributes and Tax Items as reflected on any federal (or applicable state, local or foreign) Income Tax Return filed by the Parties as presumptively correct.

Section 2.06 Refunds. Except as provided in Section 2.07:

(a) ADP shall be entitled to all Refunds with respect to any Tax for which ADP is responsible under Sections 2.01, 2.02, 2.03, or 2.04. Dealer shall be entitled to all Refunds with respect to any Tax for which Dealer is responsible under Sections 2.01, 2.03, or 2.04.

(b) Dealer and ADP shall each forward to the other Party, or reimburse such other Party for, any Refunds received by the first Party and due to such other Party pursuant to this Section (net of all contingent fees and Taxes payable by the first Party and related to such Refund). Where a Refund is received in the form of a deduction from, or credit or other offset against other or future Tax liabilities, reimbursement with respect to such Refund shall be due in each case on the due date for payment of the Tax from or against which such Refund has been deducted, credited or otherwise offset.

(c) If one Party reasonably so requests, the other Party (at the first Party’s expense) shall file for and pursue any Refund to which the first Party is entitled under this Section; provided that the other Party need not pursue any Refund on behalf of the first Party unless the first Party provides the other Party a certification by an appropriate officer of the first Party setting forth the first Party’s belief (together with supporting analysis) that the Tax treatment of the Tax Items on which the entitlement to such Refund is based is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d) If the other Party pays any amount to the first Party under this Section 2.06 and, as a result of a subsequent Final Determination, the first Party is not entitled to some or all of such amount, the other Party shall notify the first Party of the amount to be repaid to the other Party, and the first Party shall then repay such amount to the other Party, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

Section 2.07 Carrybacks.

(a) Notwithstanding anything in this Agreement, Dealer shall file (or cause to be filed) on a timely basis any available election to waive the carryback of net operating losses, Tax credits or other Tax Items by Dealer or any Affiliate from a Post–Distribution Tax Period to a Straddle Period or Pre–Distribution Tax Period. Such elections shall include, but not be limited to, the election described in Treasury Regulation Section 1.1502–21T(b)(3)(ii)(B), and any analogous election under state, local, or foreign Income Tax laws, to waive the carryback of net operating losses for U.S. federal Income Tax purposes.

(b) If, notwithstanding the provisions of Section 2.07(a), Dealer is required to carryback losses or credits, Dealer shall be entitled to any Refund of any Tax obtained by ADP or an ADP Affiliate as a result of the carryback of losses or credits of Dealer or its Affiliate from any Post-Distribution Tax Period to any Pre-Distribution Tax Period. Such Refund is limited to the net amount received by ADP or an ADP Affiliate, net of any Tax cost incurred by ADP or such Affiliate resulting from such Refund. Upon request by Dealer, ADP shall advise Dealer of an estimate of any Tax cost ADP projects will be associated with any carryback of losses or credits of Dealer or its Affiliates as provided in this Section 2.07(b).

(c) If Dealer has a Tax Item that must be carried back to any Pre-Distribution Tax Period, Dealer shall notify ADP in writing that such Tax Item must be carried back. Such notification shall include a description in reasonable detail of the grounds for the Refund and the amount thereof, and a certification by an appropriate officer of Dealer setting forth Dealer’s belief (together with supporting analysis) that the Tax treatment of such Tax Item is more likely than not correct, and is not a Tax Item arising from a Reportable Transaction.

(d) If ADP pays any amount to Dealer under Section 2.07(b) and, as a result of a subsequent Final Determination, Dealer is not entitled to some or all of such amount, ADP shall notify Dealer of the amount to be repaid to ADP, and Dealer shall then repay such amount to ADP, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

Section 2.08 Treatment of Restricted Stock, Stock Options, and Deferred Compensation.

(a) To the extent permitted by law, ADP (or the appropriate ADP Affiliate) shall claim all Tax deductions arising by reason of the grant, vesting or settlement of ADP Restricted Stock or ADP Restricted Stock Units, and by reason of exercises of ADP Stock Options, at the time such Tax deduction can be claimed. To the extent permitted by law, Dealer (or the appropriate Dealer Affiliate) shall claim all Tax deductions arising by reason of the grant, vesting or settlement of Dealer Restricted Stock or Dealer Restricted Stock Units, and by reason of exercises of Dealer Stock Options, at the time such Tax deduction can be claimed. To the extent permitted by law, Dealer (or the appropriate Dealer Affiliate) shall claim all Tax deductions arising by reason of the payment (or inclusion in income) of compensation the receipt of which was deferred by a Dealer Employee prior to the Distribution Date, the payment of which will occur after the Distribution Date, and the obligation to make such payment is assumed by Dealer in connection with the Contribution and Distribution.

(b) If, pursuant to a Final Determination, all or any part of a Tax deduction claimed by a Party (or Affiliate thereof) pursuant to Section 2.08(a) is disallowed, then, to the extent permitted by law, the other Party (or Affiliate thereof) shall claim such Tax deduction. If such other Party (or Affiliate thereof) realizes a Tax benefit from the claiming of such Tax deduction, such other Party (or Affiliate) shall pay the amount of such Tax benefit (net of any Tax detriment suffered by the payor) to the Party who originally claimed the Tax deduction.

(c) The Party (or Affiliate thereof) initially claiming the Tax deduction described in Section 2.08(a) shall withhold applicable Taxes and satisfy applicable Tax reporting obligations with respect to the taxation of the restricted stock, restricted stock unit, option, or deferred compensation with respect to which the Tax deduction is claimed. The Parties to this Agreement shall cooperate so as to permit the Party initially claiming such deduction to discharge any applicable Tax withholding and Tax reporting obligations.

Section 2.09 Successor Employer Status. ADP and Dealer shall, to the extent permitted by law, (i) treat Dealer and its Affiliates (as applicable) as a “successor employer” and ADP and its Affiliates (as applicable) as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of the Dealer Business who were employed by Dealer and its Affiliates starting on October 1, 2014 for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W–2 with respect to each such employee for the calendar year in which the Distribution occurs.

Section 2.10 Advance Pricing Agreement.

(a) ADP Amalco shall transfer to a CDK Global (Canada) Co. (“New CanCo 2”), and New CanCo 2 shall assume the liability for, a portion of the amount, if any, finally determined to be payable by ADP Amalco to ADP or its Affiliates under the APA (as defined below), if so determined in the sole discretion of ADP prior to the Separation. ADP Amalco shall transfer to New CanCo2, and New CanCo 2 shall acquire the right to a portion of, the receivable, if any, finally determined to be owing to ADP Amalco by ADP or its Affiliates under the APA, if so determined in the sole discretion of ADP prior to the Separation.

(b) If it is finally determined that an amount is owing by ADP Amalco under the APA (an “APA Liability”) and New CanCo 2 has assumed a portion of such APA Liability as described in paragraph (a) above, then ADP and/or the United States Subsidiaries of ADP, as applicable, shall be deemed to have contributed to Dealer and/or the United States Subsidiaries of Dealer, prior to the Separation, receivables owing under the APA such that the total amount of receivables owing to Dealer and/or the United States Subsidiaries of Dealer, as applicable, under the APA equals the amount of the APA Liability assumed by New CanCo 2, which New CanCo 2 will then pay directly to Dealer and/or the United States Subsidiaries of Dealer, as applicable.

(c) If it is finally determined that an APA Liability is owing by ADP Amalco to a United States Subsidiary of Dealer (to the extent in excess of the portion of any such APA Liability that has been assumed by New CanCo 2 pursuant to paragraph (b) above), then such United States Subsidiary of Dealer shall be deemed to have distributed to ADP, prior to the Separation, the corresponding receivable owing to it by ADP Amalco under the APA.

(d) If it is finally determined under the APA that an amount is owing to ADP Amalco (an “APA Receivable”) and New CanCo 2 has assumed a portion of such APA Receivable as described in paragraph (a) above, then Dealer and/or the United States Subsidiaries of Dealer, as applicable, shall be deemed to have assumed a liability from ADP and/or the United States Subsidiaries of ADP, as applicable, prior to the Separation, such that the total amount owing by Dealer and/or the United States Subsidiaries of Dealer, as applicable, under the APA equals the amount of the APA Receivable acquired by New CanCo 2, which Dealer and/or the United States Subsidiaries of Dealer, as applicable, will pay directly to New CanCo 2.

(e) If it is finally determined that an APA Receivable is owing to ADP Amalco from a United States Subsidiary of Dealer (to the extent in excess of the portion of any such APA Receivable that has been acquired by New CanCo 2 pursuant to paragraph (d) above), then ADP shall be deemed to have assumed, prior to the Separation, the corresponding liability of the United States Subsidiary of Dealer owing to ADP Amalco under the APA.

(f) For the avoidance of doubt, and notwithstanding anything herein to the contrary, any tax owing or refund due as a result of the APA shall be treated as an Income Tax or a refund of an Income Tax, in each case that is governed by Section 2.01 of this Agreement.

(g) For greater certainty, the result of (i) Sections 2.10(a) and (b), to the extent applicable, is that any APA Liability ultimately owing by New CanCo 2 shall be payable to Dealer (and/or its United States Subsidiaries); (ii) Sections 2.10(a), (b) and (c), to the extent applicable, is that any APA Liability ultimately owing by ADP Amalco (less any amount assumed by New CanCo 2) shall be owing to ADP (and/or its United States Subsidiaries); (iii) Sections 2.10(a) and (d), to the extent applicable, is that any APA Receivable ultimately owing to New CanCo 2 shall be payable by Dealer (and/or its United States Subsidiaries); and (iv) Section 2.10(a), (d) and (e), to the extent applicable, is that any APA Receivable ultimately owing to ADP Amalco (less any receivable transferred to New CanCo 2) shall be payable by ADP.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.01 ADP Responsibility.

(a) Subject to paragraph (b) below, ADP shall make all determinations with respect to, have ultimate control over the preparation of and file all (i) Joint Returns and ADP Separate Returns, in each case as it determines to be mandatory or advisable for all taxable periods, (ii) Dealer Separate Returns that are Income Tax Returns for all Pre-Distribution Tax Periods and (iii) at ADP’s election, Dealer Separate Returns that are Income Tax Returns for all Straddle Periods provided that ADP provides written notice to Dealer 45 days after the end of such Straddle Period that ADP is exercising its right to prepare such Tax Return.

(b) If, in connection with the preparation of any Return, ADP materially modifies any information relating to, or provided in, the pro forma federal and state Income Tax Returns or other information related to members of the Dealer Group prepared by Dealer and provided to ADP pursuant to Section 3.02 below, the portions of the Returns that include such information shall be submitted to Dealer no later than 30 days prior to the due date (including extensions) for filing of such federal Returns and 20 days prior to the due date (including extensions) for filing of such state Returns (or if such due date is within 30 days following the Distribution Date, as promptly as practicable following the Distribution Date). Within 10 days after delivery of any such revised portions of any Return, Dealer shall provide comments to ADP in writing to the extent Dealer objects to any revisions that could reasonably be expected to adversely impact any member of the Dealer Group. Such Dealer comments shall be incorporated into the Return upon the consent of ADP, not to be unreasonably withheld. If Dealer does not so notify ADP of any objection, Dealer shall be considered to have consented to the filing of such Return. The dates for submissions to Dealer required in this section may be modified by mutual agreement of ADP and Dealer.

Section 3.02 Dealer Responsibility.

(a) Dealer shall make all determinations with respect to, have ultimate control over the preparation of and file all Tax Returns (other than those described in Section 3.01) for the Dealer Group as it determines to be mandatory or advisable and for all taxable periods. Dealer shall provide to ADP all information related to members of the Dealer Group that is reasonably requested by ADP and required to complete any Tax Return which is the responsibility of ADP pursuant to Section 3.01, in the format reasonably requested by ADP, and at least 110 days prior to the due date (including extensions) of the relevant federal Tax Return and at least 100 days prior to the due date (including extensions) of the relevant state Tax Return and at least 120 days prior to the due date of the relevant Canadian Tax Return and at such times as are reasonably requested by ADP in the case of other relevant Tax Returns. In particular, the Dealer Group tax department will support ADP and the filing of these Tax Returns with respect to data collection and compilation requirements. Dealer shall reimburse ADP for all reasonable costs and expenses (it being agreed and understood that the fees of ADP’s outside accounting firms are reasonable costs and expenses) incurred by the ADP Group in connection with the preparation of any Tax Return which is the responsibility of ADP pursuant to clause (ii) or (iii) of Section 3.01. The dates for submissions to ADP required in this section may be modified by mutual agreement of ADP and Dealer.

(b) In the case of any Tax Return that is the responsibility of ADP pursuant to Section 3.01(a) and that relates to an Income Tax that is provided for on the Balance Sheet, Dealer shall pay to ADP the amount of the provision for such Income Tax no later than 10 days prior to the due date (including extensions) for the filing of such Tax Return.

Section 3.03 Tax Accounting Practices.

(a) Except as provided in Section 3.03(b), any Tax Return for any Pre-Distribution Tax Period, to the extent it relates to members of the Dealer Group, shall be prepared in accordance with practices, accounting methods, elections, conventions and Tax positions used with respect to the Tax Return in question for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, (i) a Party will not be required to follow Past Practices with either the written consent of the other Party (not to be unreasonably withheld) or a “should” level opinion from a Tax Advisor that the proposed method of reporting is correct and (ii) ADP shall have the right to determine which entities will be included in any consolidated, combined, affiliated or unitary Return that it is responsible for filing.

(b) The Parties shall report the Transactions for all Tax purposes in a manner consistent with the Tax Opinions/Rulings, unless, and only to the extent, an alternative position is required pursuant to a Final Determination. ADP shall determine the Tax treatment to be reported on any Tax Return of any Tax issue relating to the Transactions that is not covered by the Tax Opinions/Rulings.

Section 3.04 Right to Review Tax Returns. Upon request, each Party shall make available to the other Party the portion of Pre-Distribution Tax Period Tax Returns that relates to the Dealer Group that the first Party is responsible for preparing under this Article III.

ARTICLE IV

TAX-FREE STATUS OF DISTRIBUTION

Section 4.01 Representations. Each of Dealer and ADP represents that (i) it knows of no fact (other than the facts disclosed in any Ruling request submitted prior to the date hereof) that may cause the Contribution and the Distribution to fail to have Tax-Free Status and (ii) it has no plan or intention to take any action inconsistent with the Tax Opinions/Rulings or the covenants set forth in this Agreement.

Section 4.02 Covenants.

(a) Each of Dealer and ADP will not take or fail to take, or permit its Affiliates to take or fail to take, any action (which includes the undertaking of any transaction) where that action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation or statement in any Tax Opinions/Rulings or a letter or certificate that forms the basis therefor, or (ii) prevent, or be reasonably likely to prevent, or be inconsistent with, the Tax-Free Status.

(b) During the Restricted Period, except as provided in paragraph (c), Dealer shall not, and shall not permit its Affiliates to, in a single transaction or in a series of transactions:

(i) permit any transaction or series of transactions (or any agreement, understanding or arrangement to enter into a transaction or series of transactions, whether any such transaction is to occur during or after the Restricted Period) as determined for purposes of Code Section 355(e), in connection with which (A) any member of the Dealer Group would merge or consolidate with any Person other than any other member of the Dealer Group, (B) any member of the Dealer Group would form one or more joint ventures with any Person other than any other member of the Dealer Group in which, in the aggregate, more than 10% of the gross assets of the Dealer Group are transferred to such joint ventures or (C) one or more Persons would acquire, or have the right to acquire, directly or indirectly, from any other Person or Persons, an interest in the equity of any Section 355 Entity that, when combined with any other acquisitions of the equity of such Section 355 Entity (but excluding any other acquisition described in the final sentence of this clause (i)) comprises 10% or more of the value or the total combined voting power of all interests that are treated as outstanding equity in such Section 355 Entity for U.S. federal income Tax purposes immediately after such transaction, or, in the case of a series of related transactions, immediately after any transaction in such series (each of (A), (B), and (C), a “Proposed Acquisition Transaction). For these purposes, any recapitalization, repurchase or redemption of equity in any Section 355 Entity shall be treated as an indirect acquisition of such stock by any non-exchanging shareholder to the extent such shareholder’s percentage interest in the issuer increases by vote or value. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (w) the adoption by Dealer of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11, (x) issuances of Dealer Capital Stock pursuant to an employee stock purchase agreement or equity compensation plan that ADP has notified Dealer in writing is acceptable to ADP in its sole discretion (for the avoidance of doubt, (i) any modification or amendment to such agreement or plan is also subject to the prior written consent of ADP and (ii) ADP’s approval is required for the underlying purchase agreement or plan but not for each issuance of stock pursuant thereto), (y) transfers on an established market of Dealer Capital Stock described in Safe Harbor VII of Treasury Regulation Section 1.355-7(d) or (z) issuances of Dealer Capital Stock described in Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).

(ii) liquidate or partially liquidate Dealer, any Section 355 Entity, or any ATB Entity, whether by merger, consolidation or otherwise;

(iii) cause or permit any ATB Entity to cease to engage in its Active Trade or Business;

(iv) sell or transfer assets, other than inventory sold or transferred in the ordinary course of business, constituting (A) 50% or more of the gross assets that are held by any ATB Entity and are used in the Active Trade or Business and are relied upon to satisfy the requirements of Code Section 355(b), (B) 50% or more of the consolidated gross assets of the Dealer Group that are used in an Active Trade or Business (such percentages to be measured based on fair market value as of the Distribution Date) or (C) any lesser amount if that sale or transfer could reasonably be expected to result in a significant and material change to, or termination of, the Active Trade or Business immediately after the Distribution Date;

(v) redeem or otherwise repurchase (directly or indirectly) any Dealer Capital Stock, except to the extent such redemptions or repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to its amendment by Revenue Procedure 2003-48).

(vi) amend its certificate of incorporation (or other organizational documents), or take any other action, affecting the relative voting rights of the separate classes of Dealer Capital Stock; provided, however, that this clause (vi) shall not be deemed to be violated upon Dealer’s adoption of a shareholder rights plan that meets the requirements of IRS Revenue Ruling 90-11.

(c) Notwithstanding paragraph (b):

(i) clauses (i) through (vi) of paragraph (b) shall not apply upon the prior written consent of ADP, which consent may not be withheld if ADP determines in good faith that Dealer has provided it with Satisfactory Guidance concluding that the proposed actions will not result in Transaction Taxes;

(ii) clause (iv) of paragraph (b) shall not apply after the six month anniversary of the Distribution Date;

(iii) for purposes of clause (i), if Dealer provides ADP an Unqualified Tax Opinion that is intended to be Satisfactory Guidance concerning a Proposed Acquisition Transaction, then such Opinion may be based on the assumption that ADP did not have any agreement, understanding, arrangement or substantial negotiations, within the meaning of Treasury Regulations Section 1.355-7(h), with the counterparty to the Proposed Acquisition Transaction within the two year period preceding the Distribution Date and such assumption shall not prevent such Unqualified Tax Opinion from being considered Satisfactory Guidance by the Parties, provided that (x) such assumption must be based on a certificate of such counterparty that such assumption is true to the best of its knowledge and belief, and (y) ADP may deem such Opinion not to be Satisfactory Guidance if, in its reasonable judgment, there is a risk that such assumption is not correct; and

(d) Notwithstanding anything herein to the contrary, for purposes of paragraph (c), no Ruling shall be obtained from the IRS if ADP determines that there is a reasonable possibility that such an action could have a significant adverse impact on any member of the ADP Group.

(e) Dealer will not take any action (including the sale or disposition of any stock, securities or other assets), or permit its Affiliates to take any such action, and Dealer will not fail to take any action or permit its Affiliates to fail to take any action that would cause ADP or any of its Affiliates or Dealer or any of its Affiliates to recognize gain under any Gain Recognition Agreement.

Section 4.03 Procedures Regarding Opinions and Rulings.

(a) Subject to Section 4.02(d), if Dealer may take certain actions conditioned upon the receipt of Satisfactory Guidance, ADP, at the request of Dealer, shall use commercially reasonable efforts to expeditiously obtain, or assist Dealer in obtaining, such Satisfactory Guidance. ADP shall not be required to take any action pursuant to this Section 4.03(a) if Dealer fails to certify, upon request, that all information and representations relating to any member of the Dealer Group in the relevant documents are true, correct and complete. Dealer shall reimburse ADP for all reasonable out-of-pocket costs and expenses incurred by the ADP Group in obtaining Satisfactory Guidance.

(b) ADP shall have the right to obtain a Ruling from the IRS (or any other Taxing Authority) or an Unqualified Tax Opinion at any time in its sole discretion. ADP shall reimburse Dealer for all reasonable out-of-pocket costs and expenses incurred by the Dealer Group in obtaining such a Ruling or Unqualified Tax Opinion.

(c) ADP shall have exclusive control over the process of obtaining any Ruling relating to the Transactions and neither Dealer nor any of its Affiliates shall independently seek any guidance concerning the Transactions from any Taxing Authority at any time. In connection with any Ruling relating to the Transactions that can reasonably be expected to affect Dealer liabilities under this Agreement, ADP shall (i) keep Dealer informed of all material actions taken or proposed to be taken by ADP, (ii) reasonably in advance of the submission of any Ruling request provide Dealer with a draft thereof, consider Dealer’s comments on such draft, and provide Dealer with a final copy, and (iii) provide Dealer with notice reasonably in advance of, and permit Dealer to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling.

Section 4.04 Canadian Butterfly.

(a) Each of Dealer and ADP represents that (i) it knows of no fact (other than the facts disclosed in any Ruling request submitted to the CRA prior to the date hereof) that may cause the Butterfly Transactions to fail to have Canadian Tax-Free Status and (ii) it has no plan or intention to take any action inconsistent with the request for the Canadian Tax Ruling or the Canadian Tax-Free Status or the covenants set forth in this Agreement.

(b) Each of Dealer and ADP will not take or fail to take, or permit its Affiliates to take or fail to take, any action (which includes the undertaking of any transaction) where that action or omission would (i) violate, be inconsistent with or cause to be untrue any covenant, representation or statement in the Canadian Tax Ruling, or (ii) prevent, or be reasonably likely to prevent, or be inconsistent with, the Canadian Tax-Free Status, in each case without first obtaining Satisfactory Guidance concluding that the proposed action or omission will not have such effect.

ARTICLE V

TAX CONTESTS; INDEMNIFICATION; COOPERATION

Section 5.01 Notice.

(a) Within 15 days after a Party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim under this Agreement by it against the other Party (the “Indemnifying Party”), the Indemnitee shall promptly notify the Indemnifying Party of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Contest.

(b) The Indemnifying Party shall not be responsible for any increase in amounts to which the Indemnitee is otherwise entitled to the extent that such increase results solely from the failure of the Indemnitee to provide timely notice as required pursuant to Section 5.01(a).

Section 5.02 Control of Tax Contests.

(a) Except as otherwise provided in paragraphs (b) and (c):

(i) ADP shall control, and have sole discretion in handling, settling or contesting, any Tax Contest relating to any Joint Returns, as well as any Separate Returns or other Return if any such Return is related to Taxes for which ADP is responsible pursuant to Article II, or the Tax treatment of the Transactions, provided that (x) ADP shall act in good faith in connection with its control of any such Tax Contests and (y) Dealer shall have the right to participate in and advise on (including the opportunity to review and comment upon ADP’s communications with the Taxing Authority, which comments shall be incorporated upon the consent of ADP, not to be unreasonably withheld) such items for which Dealer could be liable under Article II as a result of such Tax Contest; and

(ii) If Dealer disagrees with ADP’s decision to settle a Tax Contest that may reasonably be expected materially to affect amounts for which Dealer is liable under Article II, Dealer shall have the right to contest its liability to ADP under Article II notwithstanding the settlement. Dealer shall provide written notice to ADP of its intention to contest its liability as a result of any settlement (and its irrevocable election described below) prior to the time such settlement is entered into. Any such contest by Dealer shall be made under the procedures set forth in Article VI. Under those procedures, Dealer may irrevocably elect, in its sole discretion, to require the Tax Advisor or the arbitrator to determine either (x) the amount of a settlement with the relevant Taxing Authority that would most accurately reflect the litigation risk of the relevant issue, or (y) the most likely outcome of the issue if it were litigated without a settlement. In either such case, Dealer shall be liable to ADP, or ADP shall be liable to Dealer, based solely on the determination of the Tax Advisor or the arbitrator as if a settlement or litigation implementing such determination had actually occurred, without regard to the actual settlement. For the avoidance of doubt, this clause (ii) shall not limit ADP’s ability to settle a Tax Contest.

(b) Dealer shall control and have sole discretion in handling, settling or contesting, any Tax Contest for a Pre-Distribution Tax Period to the extent such Tax Contest relates solely to Taxes that are the responsibility of Dealer pursuant to Article II; provided that ADP shall have the right to participate in and advise on all aspects of such Tax Contests and may coordinate discussions with the relevant Taxing Authority with respect thereto.

(c) ADP and Dealer shall jointly control Tax Contests relating to Tax liability arising from the failure of the Transactions to qualify for tax-free treatment under Code Sections 355 or 361, if there is a reasonable likelihood that Dealer would be liable to ADP under Article II as a result of such Tax Contest. Neither Party shall have the right to settle any such Tax Contest without the consent of the other Party; provided that ADP may settle any such Tax Contest without the consent of Dealer if ADP waives any claim for indemnification with respect thereto.

(d) Except as otherwise provided in paragraph (a), (b) or (c), Dealer shall have sole control over any Tax Contest that relates to Dealer Separate Returns for any Post-Distribution Tax Period.

(e) Any out-of-pocket costs incurred in handling, settling or contesting a Tax Contest shall be borne ratably by the Parties based on their ultimate liability under this Agreement for the Taxes to which the Tax Contest relates; provided, however, that if Dealer contests a settlement made by ADP as provided in clause (ii) of paragraph (a), ADP shall bear the costs relating to Dealer’s contest of such settlement unless ADP substantially prevails in such contest.

Section 5.03 Indemnification Payments.

(a) An Indemnitee shall be entitled to make a claim for payment pursuant to this Agreement when the Indemnitee determines that it is entitled to such payment and the amount of such payment (including the finalization of a Return before filing). The Indemnitee shall provide to the Indemnifying Party notice of such claim within 10 days of the date on which it first so becomes entitled to claim such payment, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed, provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually and materially prejudiced thereby. Except as provided in paragraph (b), the Indemnifying Party shall make the claimed payment to the Indemnitee within 10 days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(b) If the Indemnitee will be obligated to make the payment described in paragraph (a) to a Taxing Authority or other third Party (including expenses reimbursable under this Agreement), the Indemnifying Party shall not be obligated to pay the Indemnitee more than 5 days before the Indemnitee incurs such expense or makes such payment. If the Indemnitee’s claim for payment arises from a payment that the Indemnifying Party will receive from a third Party, such as a Refund, the Indemnifying Party shall not be obligated to pay the Indemnitee until 5 days after the Indemnifying Party receives such payment.

(c) In the case of a claim under Article II where no payment will be made to or received from a Taxing Authority, paragraph (b) shall be applied to the payments that would be made to or from a Taxing Authority if the Dealer Group was treated as a standalone group for all taxable periods.

Section 5.04 Interest on Late Payments. Interest shall accrue with respect to any indemnification payment (including any disputed payment that is ultimately required to be made), not made within the period for payment, at the rate and in the manner provided in the Code for interest on large corporate underpayments for the relevant period.

Section 5.05 Treatment of Payments.

(a) The amount of all indemnification obligations under this Agreement shall be decreased to take into account the Tax benefits to the Indemnitee of the deductibility of any indemnified item (whether or not any Tax benefit is actually received for a deductible item and assuming the highest applicable taxable rate) and shall be increased where necessary so that, after all the required deductions (whether or not any Tax benefit is actually received for a deductible item and assuming the highest applicable taxable rate) have been made and Taxes imposed, the Indemnitee receives the amount it would have been entitled to receive under this Agreement in the absence of such deductions and Taxes.

(b) Any payments made to one Party by another Party pursuant to (i) this Agreement or (ii) Sections 2.3(b), 2.3(c), 4.2, and 4.3 of the Separation Agreement (or any other payment made pursuant to the Separation Agreement that relates to taxable periods (or portions thereof) ending on or before the Distribution) shall be treated by the Parties for all Tax purposes as a distribution by, or capital contribution to, Dealer, as the case may be, made immediately prior to the Distribution, except to the extent otherwise required by a Final Determination.

Section 5.06 Expenses. Except as otherwise provided herein, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters under this Agreement.

Section 5.07 Cooperation. Each member of the ADP Group and the Dealer Group shall cooperate fully with all reasonable requests from the other Party in connection with the preparation and filing of Tax Returns and Adjustment Requests, Tax Contests and other matters covered by this Agreement.

(a) Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to Rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest, the filing of a Tax Return or Adjustment Request by a member of the ADP Group or the Dealer Group, obtaining a Tax opinion or private letter ruling (except as otherwise provided in Section 4.02(d)), or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a Party’s knowledge) of the accuracy and completeness of the information it has supplied;

(iii) the use of the Parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing;

(iv) the use of the Parties’ reasonable best efforts to make the applicable Party’s current or former directors, officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters; and

(v) making determinations with respect to actions described in Section 4.02(c) as promptly as practicable including making determinations within 10 days with respect to modifications and amendments of employee stock purchase agreements or equity compensation plans under Section 4.02(b)(i)(x).

(b) If a Party fails to comply with any of its obligations set forth in this Section 5.07 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the nonperforming Party shall be liable in full for such additional Taxes.

Section 5.08 Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient-Party, except as may otherwise be necessary in connection with the filing of Tax Returns or with any Tax Contest. In addition, if ADP or Dealer determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the Parties shall use reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

Section 5.09 Retention of Tax Records. Dealer may request from ADP and retain copies of (i) with respect to any Joint Return, all pro forma federal and state Tax Returns, supporting schedules and workpapers related to members of the Dealer Group, and (ii) any Separate Returns for any Dealer Group members, including supporting schedules and workpapers. If either ADP or Dealer intends to dispose of documentation with respect to any Pre-Distribution Tax Period, including books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), of any member of the other Group, or in the case of the Dealer Group any member included in a Joint Return, they shall provide written notice to the other Party describing the documentation to be disposed of 30 days prior to taking such action. The other Party may arrange to take delivery of the documentation described in the notice at its own expense during the succeeding 30 day period.

ARTICLE VI

RESOLUTION OF DISPUTES

Section 6.01 Tax Disputes. The Parties will endeavor, and will cause their respective Affiliates to endeavor, to resolve in an amicable manner all disputes arising in connection with this Agreement. The Parties shall negotiate in good faith to resolve any Tax Dispute for not less than 45 days. Upon written notice of either Party after 45 days, the matter will be referred to a Tax Advisor acceptable to both Parties. The Tax Advisor may, in its discretion, obtain the services of any third-party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the Parties of its resolution of the dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the Parties and the Parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by ADP, on the one hand, and Dealer, on the other hand. If, having determined that the dispute must be referred to a Tax Advisor, after 45 days the Parties are unable to find a Tax Advisor willing to adjudicate the dispute in question and whom the Parties in good faith find acceptable, then the dispute will be submitted for arbitration to the American Arbitrators Association, provided, however, that only an arbitrator that qualifies as a Tax Advisor shall be selected.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Disposition of Dealer Subsidiaries. In the event that Dealer disposes of the stock of a Subsidiary that is not a Party to this Agreement (i) without receiving compensation equal to the fair market value of such Subsidiary, prior to the disposition, such Subsidiary shall deliver to ADP an executed agreement, in a form reasonably acceptable to ADP, agreeing to be bound by this Agreement as if it had been an original Party hereto or (ii) in an exchange intended to result in the receipt of compensation equal to the fair market value of such Subsidiary, prior to the disposition, such Subsidiary shall deliver to ADP an executed agreement, in a form reasonably acceptable to ADP, agreeing to be bound by Sections 5.07, 5.08, 5.09 and Article VII of this Agreement as if it had been an original Party hereto.

Section 7.02 Complete Agreement; Representations.

(a) Except as explicitly stated herein, this Agreement, together with the exhibits and schedules hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) ADP represents on behalf of itself and each other member of the ADP Group and Dealer represents on behalf of itself and each other member of the Dealer Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 7.03 Costs and Expenses. All costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be borne as provided in the Separation Agreement.

Section 7.04 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 7.05 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to ADP or any member of the ADP Group, to:

Automatic Data Processing, Inc.

One ADP Boulevard

Roseland, New Jersey 07068

Attn: General Counsel

Fax: (973) 974-3399

If to Dealer or any member of the Dealer Group, to:

CDK Global, Inc.

1950 Hassell Road Suite 1000

Hoffman Estates, IL 60169-6308

Attn: General Counsel

Fax: (847) 781-9873

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

Section 7.06 Amendment, Modification or Waiver.

(a) Prior to the Distribution, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by ADP in its sole discretion by execution of a written amendment delivered to Dealer. Subsequent to the Distribution, this Agreement may be amended, modified, supplemented or superseded only by a written instrument signed by duly authorized signatories of both Parties.

(b) Following the Distribution, any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 7.07 No Assignment; Binding Effect; No Third Party Beneficiaries.

(a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that following the Distribution Date each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate; provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided, further, that any such assignment shall not relieve the assigning party of its obligations or liabilities hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

(b) The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.09 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 7.10 New York Forum. Each of the Parties agrees that, except as otherwise provided in Section 6.01, all Actions arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of New York, County of New York, and each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7.05 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 7.11 WAIVER OF JURY TRIAL EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

Section 7.12 Interpretation; Conflict With Ancillary Agreements. The Parties acknowledge and agree that (i) each Party reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to each of the Parties, regardless of which Party was generally responsible for the preparation of this Agreement. Notwithstanding the foregoing, the purposes of Article IV are to ensure the Tax-Free Status and, accordingly, the Parties agree that the language thereof shall be interpreted in a manner that serves this purpose to the greatest extent possible. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. If, and to the extent, the provisions of this Agreement conflict with the Separation Agreement, or any Ancillary Agreement, the provisions of this Agreement shall control.

Section 7.13 Severability. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 7.14 Survival. Except with respect to Sections 5.07, 5.08 and 5.09 which shall remain in effect without limitation as to time, the provisions in this Agreement shall be unconditional and absolute and shall remain in effect until the expiration of the statute of limitations for all taxable periods that end before or include June 30 of the calendar year in which the Distribution occurs and the resolution of all disputes under this Agreement that arose during such periods.

Section 7.15 No Set-off. Neither ADP’s obligation nor Dealer’s obligation to pay fees or make any other required payments under this Agreement shall be subject to any right of offset, set-off, deduction or counterclaim, however arising, including, without limitation, pursuant to any claims under the Separation Agreement or the Ancillary Agreements.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AUTOMATIC DATA PROCESSING, INC.

By:
	Name:	[ ]
	Title:	[ ]

CDK GLOBAL, INC.

By:
	Name:	[ ]
	Title:	[ ]

Signature Page – Tax Allocation Agreement